 Exhibit 4.30
[Unofficial Translation]

AGREEMENT

Made and entered into on the 31st day of March 2009

Between

BLUE SQUARE CHAIN PROPERTIES & INVESTMENTS LTD.
Publ. Co. 520036187
whose address is 2 Amal Street, Ofek Industrial Zone, Rosh Ha’ayin
(hereinafter:  “the Seller”)

of the one part;

And

BLUE SQUARE REAL ESTATE LTD.
Pvte. Co. 513765859
whose address is 2 Haamal Street, Park Ofek, Rosh Ha’ayin
(hereinafter:  “the Buyer”)

of the other part;

WHEREAS	The Seller engages in the operation of retail chain stores and is the owner of activities in the field of leasing, management, development and improvement of real estate properties owned by it; and

WHEREAS
The Seller wishes to spin off its activities, in a manner whereby assets and liabilities connected with and/or related the Seller’s activities in the field of leasing, management, development and improvement of real estate properties owned by it (hereinafter: “the Real Estate Activities Transferred”) will be transferred to the Buyer (hereinafter: “the Spin-Off”); and

WHEREAS
The Buyer is a public company engaged in the development, initiation and management of real estate and is controlled by Blue Square Israel Ltd., which is also the controlling shareholder in the Seller; and

WHEREAS	The parties declare that the Spin-Off is being effected for a commercial and economic objective; and

WHEREAS
The Spin-Off is being effected in accordance with 105I of the Income Tax Ordinance, and all the conditions and sub-sections thereof, and is contingent upon approval by the tax authorities and approval of the applicability of the tax benefits pursuant to Section 105B of the Income Tax Ordinance; and

WHEREAS
For purposes of effecting the aforesaid Spin-Off the Seller wishes to sell the Property Sold to the Buyer, and the Buyer wishes to purchase the Property Sold from the Seller, as same is defined below, all in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS
The parties have applied to the tax authorities with an application to obtain an approval in advance pursuant to which the Property Sold will be transferred from the Seller to the Buyer in accordance with Section 105I of the Income Tax Ordinance (New Version), 5721-1961 and on the terms and conditions as will be specified in the approval of the tax authorities; and

WHEREAS
The parties wish to specify and define in the framework of the provisions of this Agreement the legal relationship between them regarding the acquisition of the Property Sold and the transfer thereof, all in accordance with the terms and conditions set forth below in this Agreement;

Now therefore it is  agreed, declared and  stipulated by the parties as follows:

1.	Preamble and interpretation

1.1	The preamble to the Agreement, the appendices hereto and the declarations by the parties constitute an integral part hereof.

1.2
The division of this Agreement into clauses and sub-clauses and the headings which appear herein have been inserted solely for the sake of convenience, and no use shall be made thereof for purposes of the interpretation of the Agreement.

2.	Definitions

The terms set forth below will have the meaning in this Agreement as set opposite them:

2.1	“The property sold” – the properties transferred and the liabilities transferred, as defined below.

2.2
“The properties transferred” – the real estate properties listed in Appendix A to this Agreement (hereinafter: “the Real Estate Properties”), including all the Seller’s rights in relation to the Real Estate Properties (including goodwill), as well as the Seller’s shares in the holding companies listed in Appendix A to this Agreement (hereinafter: “the Shares Transferred”, and “Holding Companies”, respectively), including all the Seller’s rights in relation to the Shares Transferred (including goodwill) and in relation to shareholders’ loans that were given by the Seller to the Holding Companies, and the Seller’s rights pursuant to the Agreement.

2.3
“The liabilities transferred” – the Seller’s liabilities pursuant to the agreements, as well as the Seller’s financial liabilities in connection with financing the Real Estate activities being transferred against which encumbrances have been created and/or will be created over the properties transferred or part thereof, all as described in Appendix B which will be signed and attached to this Agreement after receipt of the approval from the tax authorities (hereinafter: “the Financial Liabilities”).  The balance of the Financial Liabilities as at the effective date will stand at a sum equivalent to the value of the Real Estate Properties and the shares transferred as set forth in Appendix A to this Agreement, plus a sum equivalent to the balance of the shareholders loans which were provided to the Holding Companies by the Seller, as same are presented in the financial statements of the Holding Companies as at the effective date, and the plus or minus (as the case may be) the increase or decrease, respectively, in the Seller’s proportionate share (according to its percentage holdings in the Holding Company) in the difference between the total assets of one of the Holding Companies (excluding the Real Estate Property) as at the effective date and the total liabilities of each of the Holding Companies as at the effective date, as against the difference specified in Appendix C to this Agreement.

2.4
“The agreements” – contractual engagements between the Seller and third parties in connection with the Real Estate Properties and/or the Shares Transferred, including leasehold agreements and/or lease agreements and/or co-ownership agreements and/or purchase agreements and/or management agreements and/or any other agreement between the Seller and any third party in connection with the Real Estate Properties and/or the Shares Transferred, including and without derogating from the generality of the foregoing, the finance agreement between the Seller and the bank / the financial entity which is providing the finance in connection with the financial liabilities (hereinafter: “the Finance Agreement”).

2.5	“The effective date” – March 31, 2009.

3.	Declarations and undertakings by the Seller

The Seller hereby declares and undertakes to the Buyer that:

3.1
The Seller’s rights in each of the Real Estate Properties are as stated alongside each Real Estate Property in Appendix A to this Agreement, with it being agreed that in relation to Property No. 20 (Tel Aviv – Tel Kabir) the contents of Appendix D to this Agreement will apply.

3.2	The Seller is the sole owner of the Shares Transferred.

3.3
Apart from the properties listed alongside each company in Appendix A to this Agreement (hereinafter: “the Holding Company’s Properties”), the liabilities mentioned in the financial statements that are attached to this Agreement as Appendix E.

3.4
The Seller’s rights in Real Estate Properties and in the Shares Transferred are free and clear of any attachment and/or encumbrance and/or pledge and/or any other right in favor of a third party, except only encumbrances that have been created and/or may be created as security for the liabilities transferred, and which shall continue to remain in force and be binding on the Buyer in all respects, according to the terms and conditions of the Financial Liabilities.  The Seller undertakes that its rights as aforesaid will remain in the condition as described above until same are registered in the name of the Buyer in the Land Registry and/or until the transfer thereof into the Buyer’s name in the relevant register of the companies, as the case may be.

3.5
The leasehold contracts between the Seller and the Israel Lands Administration or the Tel Aviv Municipality, as the case may be, in respect of the Real Estate Properties that are leased under leasehold to the Seller and/or to the Holding Companies by the Israel Lands Administration or the Tel Aviv Municipality, are in force, and the Seller is not aware of any grounds for the cancellation of any of them.

3.6
Except for the legal proceedings described in Appendix F to this Agreement, no legal proceedings are pending against the Company and/or the Holding Companies in connection with the Real Estate Properties and/or the Holding Companies’ assets and/or the Shares Transferred.

3.7
In relation to the Real Estate Properties and the Holding Companies’ assets which are not registered in the name of the Seller or the Holding Companies, as the case may be, the Seller declares that there is no material impediment to completing registration of the rights in and to the Properties in the name of the Seller or the Holding Companies, as the case may be.

3.8
Except for the Property in Kfar Saba (Property No. 6, to which the provisions of sub-clause 6.5 below will apply), there are no faults and/or defects and/or damage in the structural frame of the buildings and/or in the water-proofing of the buildings which form part of the Real Estate Properties and/or the Holding Companies’ assets.

3.9
Subject to the fulfillment of the conditions precedent, there is no legal, contractual or other bar or impediment to the Seller entering into this Agreement and to performance of its obligations pursuant to this Agreement in full and punctually on due date.

4.	Declarations and undertakings by the Buyer

The Buyer hereby declares and undertakes to the Seller that:

4.1
It is purchasing the Property Sold in its condition “as is” at the time of signing of this Agreement, without any representation and/or declaration by the Seller, including, without limitation, in regard to the condition of the Real Estate Properties and/or the Holding Companies’ assets and/or the Shares Transferred from the physical and/or zoning and/or legal aspect and/or from any other aspect and/or in regard to the value thereof, except only the Seller’s representations as set forth in Clause 3 above, and the Seller’s undertaking as set forth below in this Agreement.

4.2
Subject to the fulfillment of the conditions precedent, there is no legal, contractual or other bar or impediment to its enter into this Agreement and to the performance of its obligations under this Agreement in full and punctually on due date.

5.	Conditions precedent

5.1	This Agreement and the implementation hereof are contingent upon the fulfillment of and compliance with the following cumulative conditions (hereinafter: “the Conditions Precedent”):

5.1.1	Receipt from the Seller’s competent organs of all the resolutions and approvals that are required for implementation of the transaction that is the subject matter of this Agreement.

5.1.2
Approval of the Buyer’s audit committee and its board of directors to implementation of the transaction that is the subject matter of this Agreement, including to the terms and conditions of the Finance Agreement and the conditions of the approval of the tax authorities, as well as further approval by the Buyer’s general meeting for implementation of the transaction that is the subject matter of this Agreement, to the extent that it is specified by the Buyer’s audit committee that such approval is necessary.

5.1.3
Obtaining an approval from the Income Tax Commission for effecting the Spin-Off in accordance with the provisions of this Agreement, to the satisfaction of the parties (hereinbefore and hereinafter: “the Approval of the Tax Authorities”).

5.1.4	Fulfillment of the conditions for the coming into force and implementation of the lease agreements mentioned in Clause 6.2.2 below.

5.2
If the Conditions Precedent or any of them are not fulfilled within 6 months from the date of signing of this Agreement, and the parties have not agreed on extending the period as stated in sub-clause 5.3 below, this Agreement will be null and void without this being deemed to be a breach hereof and without any party having any right to relief as a consequence thereof.

5.3
Notwithstanding the contents of sub-clause 5.2 above, the board of directors of either of the parties will be entitled, by way of written notice to the other party, to extend the period for fulfillment of the Conditions Precedent, each time for a period of an additional 60 days beyond the last date that was fixed for fulfillment of the Conditions Precedent prior to the giving of the notice, but it is agreed that under no circumstances will the period for fulfillment of the Conditions Precedent be extended beyond a period of 12 months from the date of signing of this Agreement.

6.	The transaction and the effective date

6.1
On the date of closing, as defined below, the Seller will transfer the Property Sold to the Buyer and the Buyer will accept same from the Seller, with effect from the effective date, including in a manner in which with effect from the effective date, the Seller will assign its rights in the Properties transferred to the Buyer, including its rights pursuant to the Agreement and its rights in connection with the shareholders’ loans that were provided by the Seller to the Holding Company (including in a manner in which the obligation of the Holding Company for payment of the shareholders’ loan, in accordance with the conditions thereof, will apply in full vis-à-vis the Buyer), and the Seller will assign the liabilities transferred to the Buyer, including in a manner in which all the income and expenditure in respect of the Property Sold shall be borne and paid by the Buyer, with effect from the effective date.  Included in the foregoing it is agreed that (a) guarantees and collateral security that were given to the Seller, if given, in the framework of any of the Agreements, will be endorsed into the name of the Buyer and/or will be held by the Seller in trust for the Buyer; (b) the Buyer will take upon itself all the Seller’s rights and obligations under co-ownership agreements to which the Seller is a party in relation to any of the Real Estate Properties, and to the extent necessary the Buyer will sign such co-ownership agreements in place of the Seller; (c) the encumbrances mentioned in Clause 3.4 shall continue to remain in force and shall be binding on the Buyer, for all intents and purposes, according to the conditions of the financial liabilities, on a basis that the Buyer will take action for completing registration of the aforesaid encumbrances, in accordance with and subject to the conditions of the financial liabilities (including the terms and conditions of the Finance Agreement).

Notwithstanding the foregoing, it is agreed that on the date of closing the parties will do an accounting in relation to the financial costs in respect of the financial liabilities for the period between the effective date and the date of closing (hereinafter: “the Interim Period”), in a way that the Seller will bear the financial costs vis-à-vis the Bank/the financial entity providing the finance, which apply on the total financial liabilities in respect of the Interim Period, while the Buyer will pay the Seller in respect of the total financial liabilities interest at a rate equivalent to on-call interest (as defined below), for the period commencing from the effective date and up to the date of closing, with it in any event being agreed that the Buyer will not bear the financial costs which exceed the financial costs that would have applied to it in respect of the Interim Period had the transaction been executed on the effective date (where for these purposes the calculation shall be made also taking into account financial income from which the Buyer benefited during the Interim Period).

In this sub-clause – “on-call interest” means variable interest at the rate of interest that was paid in the Interim Period by Blue Square Israel Ltd. in respect of “on-call credit”, on an average weighted monthly basis, while the interest will be calculated weekly.

6.2
If one of the parties should bear any payment and/or receive any income in connection with the Property Sold beyond its entitlement or its obligation, as the case may be, in accordance with the provisions of this sub-clause 6.1 above, then the parties shall do an accounting between them, in a manner whereby each party will bear expenses and will receive income according to the provisions of this sub-clause 6.1 above.  Included in the contents of sub-clause 6.1 above it is agreed between the parties as follows:

6.2.1
In relation to assets (or part thereof) forming part of the Real Estate Properties that are leased to third parties, it is agreed that all the Seller’s rights and obligations under the lease agreements will be assigned in favor of the Buyer, with effect from the effective date, in a manner whereby the Buyer will be entitled and will be obliged vis-à-vis such third parties, with effect from the effective date onwards, for everything connected with the lease agreements.  For the removal of doubt it is clarified that at the latest with effect from the effective date all the existing lease agreements between the Seller and Blue Square Israel Ltd. or Blue Square Chain (Hyper Hyper) Ltd. in relation to any of the Real Estate Properties will be cancelled and in their place the lease agreement between the Seller and the Buyer as set forth in sub-clause 6.2.2 below shall come into force with respect to such assets.

6.2.2
In relation to properties forming part of the Real Estate Properties (or part thereof) in which the Seller makes self-use (including Real Estate Properties the use of which was transferred to the Seller by Blue Square Israel Ltd. or the Blue Square (Hyper Hyper) Chain Ltd. and also in relation to the property held by Hyper Lod Center Ltd. (hereinafter: “Hyper Lod”) – it is agreed that these properties will be leased to the Seller by the Buyer or by Hyper Lod, as the case may be, with effect from the date of closing onwards, in accordance with the conditions of lease as will be set forth in lease agreements that have been signed or may be signed between the Seller and the Buyer and between the Seller and Hyper Lod, and which will come into force on the date of closing as stated in sub-clause 9.1 below.

6.3
If the consent of third parties is required for the transfer of the Property Sold and/or any part thereof, then the Seller undertakes to act diligently and continuously in order to obtain the consent of such third parties, until the aforesaid consents are obtained and transfer of the Property Sold to the Buyer is completed, and the Seller declares and undertakes that there is no impediment to obtaining all the consents that are required from third parties for purposes of transferring the Property Sold to the Buyer.  In a situation in which consent of any third party is required for the transfer of a right or obligation being transferred and such consent has not been obtained (hereinafter: “Property the Transfer of which Requires Consent”) the Seller will continue performing the contractual arrangement in trust for the Buyer until the transfer is completed, including on a basis that the income and expenditure in respect of the Property the Transfer of which Requires Consent will be attributed to the Buyer, so that receipts that are received by the Seller in respect of such properties will be transferred to the Buyer, while expenses in respect of such properties will be paid by the Buyer.  It is agreed that in a case in which it becomes apparent that notwithstanding the Seller’s representation as set forth above in this sub-clause, there is an impediment to obtaining the consent of any third party, the provisions of sub-clause 10.2 of this Agreement will apply to the matter.

6.4
It is agreed that consent fees and/or capitalization fees to the Israel Lands Administration and/or to the Tel Aviv Municipality, to the extent that same apply, and in respect of which a deduction was made from the value of the Real Estate Properties and/or the Shares Transferred in the scope of assessing the value that was made for purposes of the transaction that is the subject matter of this Agreement, shall be borne and paid by the Buyer.  If it should transpire that in respect of any of the Real Estate Properties and/or the holding companies’ assets capitalization fees and/or consent fees to the Israel Lands Administration and/or to the Tel Aviv Municipality apply, the payment of which is required for purposes of transferring the rights in the Property Sold into the name of the Buyer, and which were not deducted in the scope of the assessments of value referred to above, then such payment shall be borne and paid by the Seller.

6.5
It is agreed between the parties that payments and/or expenses that may be demanded for purposes of repairing defects and/or faults and/or the existing damage in the structural frame of the building in Kfar Saba shall be borne by the Seller and the Buyer in equal shares.

7.	Registration of the rights in the Buyer’s name

7.1
The parties will act in cooperation until completion of registration in the name of the Buyer of the transfer of the Seller’s rights in the Real Estate Properties and in the Shares Transferred, which shall include the parties signing any deed and/or application and/or any other document that may be required for purposes of completing the registration as aforesaid.  Included in the foregoing, the Seller undertakes to furnish any document required from the Seller and to take any action (including legal proceedings) that may be required from the Seller and to bear all the expenses connected with furnishing of documents and/or taking of actions as aforesaid, in order to facilitate execution of the registration as aforesaid.  It is agreed that the Buyer shall bear all the costs and fees connected with registration of the rights in the Buyer’s name.

7.2
Commencing from the date of closing, the Buyer will be entitled to register a caveat in its favor in the Land Registry with respect to the Real Estate Properties, to the extent that this is possible.  It is further agreed, that in relation to properties in respect of which it is not possible to register a caveat as aforesaid, the Buyer will be entitled, after the date of closing, and  to the extent that this is possible, to register a pledge in its favor over the Seller’s contractual rights, which shall remain in force until completion of registration of the rights in the Buyer’s name.

7.3
It is agreed that if attachments and/or encumbrances exist and/or are imposed on any of the Real Estate Properties and/or the Shares Transferred the origin of which is connected with the Seller, apart from the encumbrances for securing the liabilities transfers that are mentioned in Clause 3.4 above, the Seller undertakes to take steps for the removal of such attachments and/or encumbrances, including in a manner that will facilitate completion of registration of the transfer of rights from the Seller to the Buyer.

8.	Transfer without consideration

Since the total Financial Liabilities being transferred to the Buyer are to an extent equal to the value of the assets being transferred, the transfer of the Property Sold to the Buyer (including the transfer of the liabilities transferred) shall be without consideration.

9.	The closing

9.1
Within 14 days from the date on which the Conditions Precedent are fulfilled (hereinbefore and hereinafter: “the Date of Closing”), after the parties have verified that all the Conditions Precedent have been fulfilled to their satisfaction, the parties shall perform all the following acts at one and the same time and will complete the transaction that is the subject matter of this Agreement, with effect from the effective date, as follows:

9.1.1	Possession of the properties transferred shall be delivered by the Seller to the Buyer (subject to the lease agreements mentioned in sub-clause 6.2 above).

9.1.2	The Seller and the Buyer shall sign a share transfer deed in respect of the Shares Transferred.

9.1.3	The Seller’s rights arising from the shareholders loans that were provided by the Seller to the holding company shall be assigned to the Buyer.

9.1.4
The Seller shall lodge with the Buyer an irrevocable notarial power of attorney in two copies in favor of the Buyer, which enables the Buyer to perform any act in connection with the Real Estate Properties and/or the Property Sold, including the transfer of rights in the Real Estate Properties and the Shares Transferred into the name of the Buyer.

9.1.5
The lease agreement between the Seller and the Buyer in relation to the Properties forming part of the Real Estate Properties that will be let to the Seller by the Buyer as stated in sub-clause 6.2.2 above shall come into force.

9.1.6
The lease agreement between Hyper Lod and the Seller in relation to Property No. 7 will be cancelled, and the new lease agreement between the Seller and Hyper Lod Center (as referred to in sub-clause 6.2.2 above) shall come into force.

9.1.7
The parties shall sign all the documents required for purposes of the transfer / assignment of the liabilities being transferred to the Buyer, in accordance with the terms and conditions of this Agreement.

9.1.8	The parties shall sign any document and shall perform any act that may be required for purposes of completing the transaction that is the subject matter of this Agreement.

10.	Liability and indemnity

10.1
All responsibility and/or liability according to law and/or agreement vis-à-vis any person and/or any body (including authorities and/or other third parties) in connection with the use of the Real Estate Properties and/or the Holding Companies’ assets and/or the Property Sold and/or acts or omissions in connection with the Real Estate Properties and/or the Holding Companies’ assets and/or the Property Sold, the origin and/or the cause of action and/or the facts which found same pertain to the period prior to the effective date or relate to the aforesaid period (whether or not legal proceedings were instituted in respect thereof as at the date of signing of this Agreement, including as described in the representations to this Agreement) shall be borne by the Seller to the exclusion of responsibility for the Buyer.  The Seller shall indemnify the Buyer in respect of any damage or expense that may be incurred by it, as a result of a claim or demand in connection with the Property Sold and the responsibility for which is imposed on the Seller in accordance with the foregoing in this clause, provided that the Buyer has notified the Seller about any demand and/or claim which was instituted or made against it in connection therewith, within a reasonable period of time from the date of receipt thereof, and has enabled the Seller to defend such demand or claim.  It is further agreed that the Buyer will not be entitled to make a compromise in connection with any such demand or claim, except subject to receiving the Seller’s prior written consent.

10.2
Without derogating from the provisions of Clause 10.1 above, it is agreed that if during a period of 24 months commencing from the Date of Closing, it transpires that any of the Seller’s representations in Clause 3 above is incorrect and/or inaccurate (hereinafter: “Non-Conformity”), on a basis that had it been aware of the aforesaid Non-Conformity at the time of signing of this Agreement, this would have had the effect of reducing the value of any of the Real Estate Properties and/or the Shares Transferred as same were valued in the appraisals of value that were done immediately prior to the signing of this Agreement (hereinafter: “the Appraisals of Value”), then and in that event, without derogating from any remedy available to the Buyer according to any law, the Seller undertakes to indemnify the Buyer in respect of the difference (in nominal values) between the value of the Real Estate Properties and/or the Shares Transferred, as the case may be, which was fixed for purposes of this Agreement as stated in the Appendix G to this Agreement, and the value of the Real Estate Properties and/or the Shares Transferred (as the case may be) as at the date of the Appraisals of Value, had the Non-Conformity been known at the time of the Appraisals of Value.

For the removal of doubt it is clarified that the indemnity arrangement set forth in this sub-clause above does not derogate from any other remedy available to the Buyer according to any law in respect of the incorrectness of any of the Seller’s representations, with it being clarified that the incorrectness of a representation in relation to a particular property shall not constitute a breach of this Agreement as a whole.  It is further clarified, for the removal of doubt, that the existence of the Non-Conformity as also the question of entitlement to indemnity and the amount thereof will be fixed by an arbitrator in accordance with the mechanism described in Clause 12 below.

10.3
It is further agreed, without derogating from the provisions of sub-clauses 10.1-10.2 above, that since for purposes of drawing up the appraisals of value for purposes of the transaction that is the subject matter of this Agreement, data and/or information and/or documents were delivered by the Seller to the appraiser, O. Haushner Civil Engineering and Real Estate Appraisal Ltd. and/or Haushner & Co. and/or Oded Haushner (hereinafter: “the Appraiser”), and since the Buyer undertook to indemnify the Appraiser in respect of a claim in connection with the opinion resulting from data that was supplied to the Appraiser and which turn out to be incorrect and/or materially inaccurate, the Seller undertakes that if the Buyer is called upon to pay the Appraiser any amount by virtue of the aforesaid undertaking for indemnity, the Seller will then indemnify the Buyer, on a back-to-back basis, in respect of any such payment.

10.4
Commencing from the effective date the Buyer will own all the rights and obligations in respect of the property sold and will bear all responsibility and/or liability to any person and/or body, including to various administrative authorities, in connection with the property sold, the origin of which and/or the cause of action and/or the facts which serve as a basis for them pertain to any date subsequent to the effective date – will be borne by the Buyer alone.  The Buyer will indemnify the Seller in respect of any damage or expense that it may incur, as a result of a claim or demand in connection with the property sold the responsibility for which is imposed on the Buyer in accordance with the foregoing, provided that such indemnity shall be given subject to the condition that the Seller has notified the Buyer about any amount and/or claim that was instituted or made against it in connection therewith, within a reasonable period of time from the time of receipt thereof, and has enabled the Buyer to defend against it.  It is further agreed that the Seller will not be entitled to make a compromise in connection with any such demand or claim, except subject to receiving the Buyer’s prior written consent.

11.	Taxes

11.1
The parties are aware that a request has been made to the tax authorities in connection with the implementation of the transaction that is the subject matter of this Agreement for obtaining an approval from the tax authorities to the effect that the property sold will be transferred from the Seller to the Buyer in accordance with Section 105I of the Income Tax Ordinance, and on conditions that will be specified in the aforesaid approval of the tax authorities.  The parties agree that with regard to tax payments the following provisions will apply between them:

11.2
The Seller shall bear the payment of any tax or levy, if and to the extent that same apply to it, in its capacity as seller of the Property Sold, by virtue of the provisions of any law in respect of any transfer of a right in the Real Estate that is the subject matter of this Agreement (except consent fees and/or capitalization fees which are imposed on the Buyer in accordance with the provisions of sub-clause 6.4 above).  In addition, it is agreed by the parties that the Seller will bear a betterment levy as referred to in sub-clause 11.5 below (subject to the contents of sub-clause 11.6 below).

11.3
The Buyer shall bear the payment of Land Acquisition Tax (at a rate of 0.5%) and the payment of any tax or levy, if and to the extent that same is imposed on it, in its capacity as purchaser of the property sold, by virtue of provisions of any law in respect of any acquisition of a right in the Real Estate that is the subject matter of this Agreement.

11.4
All the taxes, rates, fees, levies, and current payments which applied and/or apply and exist and/or which may apply in connection with the Real Estate Properties and/or the Holding Companies’ assets, whether or not the payment thereof has been demanded, including debts to property tax, if any, in relation to any period up to the effective date, shall be borne by the Seller, and from the effective date onwards the payments mentioned in this clause shall be borne by the Buyer.

11.5
A betterment levy which applies and/or which may apply in respect of a plan (including a concession, permit for exceptional use and so forth) which was approved in relation to any of the Real Estate Properties and/or the Holding Companies’ assets before December 31, 2008, shall be borne and paid by the Seller.  A betterment levy which applies and/or which may apply in respect of a plan (including a concession, permit for exceptional use and so forth) which was approved in relation to any of the Real Estate Properties and/or the Holding Companies’ assets after December 31, 2008, shall be borne by the Buyer.

11.6
Notwithstanding the contents of sub-clauses 11.4-11.5 above, it is agreed that betterment levies and past fees levies in respect of which a deduction was made from the value of the Real Estate Properties and/or the Shares Transferred in the framework of the appraisals of value – shall be borne and paid by the Buyer.

11.7
It is agreed between the parties that in connection with (1) Land Appreciation Tax and/or capital gains tax payments in respect of the difference between the value of the assets being transferred to the Buyer and the value of the assets that are being transferred for tax purposes, as at the effective date, which shall be borne by the Buyer at the time of the sale and/or realization of any of the transferred assets and (2) the depreciation element in respect of the difference between the value of the assets being transferred to the Buyer and the value of the assets being transferred for tax purposes as at the effective date – the compensation and indemnity mechanism described in Appendix H to this Agreement (which shall be signed and attached to this Agreement after receipt of the approval of the tax authorities) will apply between the parties in a manner that will place the Buyer in the same position with regard to the abovementioned elements as the position in which it would have been had the fair value of the Properties Transferred been recognized as cost for tax purposes in the case of the Buyer.

12.	Arbitration

12.1
Any differences of opinion that may arise between the parties, inter alia in connection with and/or relating to this Agreement and/or in connection with any of the provisions hereof and/or in connection with the performance and/or the breach hereof, if any, shall be referred for the decision of an arbitrator who shall be appointed by the parties by consensus agreement and in the absence of agreement, the arbitrator will be appointed by the legal advisor of Blue Square Israel Ltd.

12.2	The arbitrator shall adjudicate on the aforesaid differences of opinion or any of them after having been requested to do so by way of written notice signed by either of the parties to this Agreement.

12.3	The arbitrator will be bound by the substantive law, but will not be bound by the rules of evidence and of procedure.

12.4	This clause constitutes a valid arbitration agreement within the meaning thereof in the Arbitration Law, 5728-1968.

13.	Miscellaneous

13.1	This Agreement does not constitute an agreement in favor of a third party.

13.2
The expenses of the transaction that is the subject matter of this Agreement shall be borne by the Seller and the Buyer in equal shares, with it being agreed that the Buyer will bear the fees of the appraiser and in addition will bear part of the total other expenses of the transaction (in respect of attorney’s fees, payments to consultants and so forth) so that the aggregate amount of the expenses of the transaction that will be paid by the Buyer (in respect of the appraiser’s fees and in respect of the other expenses) will stand at one-half of the total expenses of the transaction that is the subject of this Agreement.

13.3
No alteration, amendment and/or addition to this Agreement will be of any validity and same will be deemed not to have been made, unless drawn up in writing and signed by all the parties to this Contract.

13.4
The parties mutually agree to sign any deed and document and to furnish any certificate and document that is required for purposes of the actual implementation of the transaction according to this Agreement.  For the removal of doubt it is clarified that the parties will be entitled to extend the validity of any period specified in this Agreement.

13.5	The parties shall render reports according to law to the competent authorities in connection with this transaction and the implementation hereof, to whatever extent may be required by law.

In witness whereof the parties have hereunto signed:

/s/ David Wiessman, Ilan Kliger	/s/ David Wiessman, Zeev Stein
Blue Square Chain Properties	Blue Square Real Estate Ltd.
& Investments Ltd.

Addendum No. 1 to Agreement dated March 31, 2009

made and entered into at Tel Aviv on the 13th day of September 2009

Between:	MEGA RETAIL LTD.
(formerly Blue Square Chain Properties & Investments Ltd.)
Publ. Co. 520036187
whose address is 2 Amal Street, Afek Industrial Zone, Rosh Ha’ayin

(hereinafter: “the Seller”)
of the first part;

And:	BLUE SQUARE REAL ESTATE LTD.
Pvte. Co. 513765859
whose address is 2 Haamal Street, Park Afek, Rosh Ha’ayin

(hereinafter:  “the Buyer”)
of the second part;

And:	BLUE SQUARE - ISRAEL LTD.
Publ. Co. 520042847
whose address is 2 Haamal Street, Park Afek, Rosh Ha’ayin

(hereinafter:  “Ribua Israel”)
of the third part;

WHEREAS:	On March 31, 2009 a Spin-Off Agreement was signed between the Buyer and the Seller in accordance with Section 105I of the Income Tax Ordinance (hereinafter: “the Agreement”); and

WHEREAS:
The parties wish to make certain amendments to the Agreement, inter alia in accordance with an approval from the tax authorities as has been received by the parties, all in accordance with and subject to the contents of this Addendum below;

Now therefore it is declared, stipulated and agreed by the parties as follows:

1.
The preamble to this Addendum constitutes an integral part hereof.  All the terms and expressions in this Addendum will have the same meaning ascribed to them in the Agreement, unless otherwise expressly defined in this Addendum.

2.
In Clause 2.3 of the Agreement, the passage starting with the words: “The balance of Financial Liabilities as at the effective date” and ending at the end of the clause shall be deleted and in place thereof the following shall be inserted: “The balance of the financial liabilities as at the effective date shall stand at a sum equivalent to NIS 390 million (hereinafter: “Amount of the Financial Liabilities”)”.

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3.	Clause 2.6 will be added to the Agreement in the following text:

“2.6 “Value of the properties transferred” – the value of the Real Estate Properties and the Shares Transferred as mentioned in Appendix A to this Agreement, plus a sum equivalent to the balance of the shareholders loans which were provided by the Seller to the Holding Companies, as same are reflected in the financial statements of the Holding Companies as at the effective date, and plus or minus (as the case may be) the increase or decrease, respectively, in the Seller’s pro rata share (according to its percentage holdings in the Holding Company) of the difference between the total assets of each of the Holding Companies (excluding the Real Estate Properties) as at the effective date, and the total liabilities of each of the Holding Companies as at the effective date, as against the difference set forth in Appendix C to this Agreement”.

4.
Clause 3.3 of the Agreement shall be replaced by the following text: “Except the assets listed alongside each company in Appendix A to this Agreement (hereinafter: “Holding Companies’ Assets”) and the liabilities mentioned in the financial statements attached to this Agreement as Appendix E, the Holding Companies do not have any additional material assets or liabilities”.

5.
In Clause 6.1 of the Agreement, after the words “at the date of closing, as defined below”, the following words shall be added: “and against effecting of payment of the difference in the consideration as stated in Clause 8.2 below”.

6.	In Clause 6.1 of the Agreement, the second paragraph and the third paragraph shall be deleted, and in their stead the following shall be inserted:

“Notwithstanding the foregoing, it is agreed that within 7 days from the date of closing, the parties will conduct an accounting in regard to the financial costs in respect of “the financial liabilities” and in respect of “the difference in the consideration”, for the period from the effective date until the date of closing (hereinafter: “the Interim Period”), in a manner whereby the Seller shall bear vis-à-vis the bank/the financial entity which finances the financial costs that apply to the total financial liabilities in respect of Interim Period, and the Buyer will bear the financial costs that would have applied to the Buyer in respect of the Interim Period had the transaction been implemented on the effective date.  In addition the parties shall within 7 days from the date of closing conduct an accounting in regard to the rentals pursuant to the lease agreements mentioned in Clause 6.2 below in respect of the Interim Period, in a manner whereby the Seller will pay the Buyer the rentals to which the Buyer is entitled in respect of the Interim Period plus “on-call” interest for the Interim Period, which is variable interest at a rate equivalent to the interest which was paid by Blue Square Israel Ltd. in the Interim Period in respect of “on-call credit””.

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7.	Clause 8 of the Agreement shall be replaced by the following text:

“8.	Consideration:

8.1  As consideration for the Property Sold, Ribua Israel which is the sole shareholder in the Seller, is entitled to receive an allotment on the date of closing of ordinary shares of NIS 1 par value each of the Buyer (hereinafter: “the Consideration Shares”) to the value of the difference between “the value of the properties transferred” (as defined above) and “the amount of the financial liabilities” (as defined above) (hereinafter: “the Difference in the Consideration”), where in relation to the Consideration Shares, Ribua Israel will be entitled to compel the Buyer to purchase the Consideration Shares from it against payment in cash of a sum equivalent to the Difference in the Consideration (hereinafter: “the Put Option”).

8.2  Upon the signing of this Agreement, Ribua Israel hereby notifies the Buyer unconditionally and irrevocably that had the Consideration Shares as referred to sub-clause 8.1 above been allotted to it, Ribua Israel would have exercised the Put Option immediately after the allotment of the Consideration Shares.  In light of the foregoing and in accordance with the conditions of the approval from the tax authorities, it is hereby agreed that the Consideration Shares will not be allotted to Ribua Israel, and that in lieu of the Consideration Shares, the Buyer shall pay Ribua Israel an amount in cash equivalent to the Difference in the Consideration on the Date of Closing.

8.3  The parties declare that no consideration has passed and/or will pass between them within the framework of the Spin-Off, except payment of the Difference in the Consideration as described above”.

8.	In Clause 9 of the Agreement sub-clause 9.1.9 in the following text will be added: “The Difference in the Consideration, as mentioned in Clause 8.1 above, shall be paid to Ribua Israel by the Buyer”.

9.
In Clause 11 of the Agreement sub-clause 11.8 shall be added in the following text: “For the removal of doubt, it is agreed that in a case in which, for any reason, any of the conditions and/or restrictions specified in the approval of the tax authorities are not complied with and/or if the approval is cancelled, this will not have the effect of derogating from the validity of the transaction that is the subject matter of this Agreement, and the provisions of this Clause 11 above will apply as between the parties in relation to the taxes in respect of the transaction, where in relation to Land Acquisition Tax it is agreed that if the rate of Land Acquisition Tax should exceed 0.5%, then the Seller and the Buyer will bear the surplus Land Acquisition Tax (above 0.5%) as may be imposed in practice, in equal shares”.

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10.	In every case of a conflict or non-conformity as between the clauses and provisions of this Addendum and the clauses and provisions of the Agreement, the provisions of this Addendum shall prevail.

11.
Apart from provisions and clauses of the Agreement which have been expressly altered in this Addendum, all the remaining provisions of the Agreement shall apply in full and shall continue to bind the parties in all respects.

In witness whereof the parties have hereunto signed:

/s/ David Weissman, Zeev Stein	/s/ David Weissman, Zeev Vurembrand
Blue Square Real Estate Ltd.	Mega Retail Ltd.

/s/ David Weissman, Zeev Vurembrand
Blue Square - Israel Ltd.

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